UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                                Koo Koo Roo Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    500485107
               ---------------------------------------------------
                                 (CUSIP Number)

                                 Judy K. Mencher
                           DDJ Capital Management, LLC
                           141 Linden Street, Suite 4
                              Wellesley, MA  02181
                                  781-283-8500
--------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                 March 10, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires filing of this Statement)

 If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
  schedule because of Rule 13d-1(b) (3) or (4), check the following box [   ].

                         (Continued on following pages)

                              (Page 1 of 15 Pages)

                                  Schedule 13D

CUSIP NO. 500485107                       Page 2 of 15 Pages


1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DDJ Capital Management, LLC
     04-3300754
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [   ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Commonwealth of Massachusetts

NUMBER OF           7         SOLE VOTING POWER
SHARES                        2,460,400
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     2,460,400
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,460,400
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.3%
14   TYPE OF REPORTING PERSON *
     IA
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D

CUSIP NO. 500485107                       Page 3 of 15 Pages


1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DDJ Overseas Corp.
     98-0151108
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     WC
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

NUMBER OF           7         SOLE VOTING POWER
SHARES                        636,675
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     636,675
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     636,675
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.4%
14   TYPE OF REPORTING PERSON *
     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                       Page 4 of 15 Pages



1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Galileo Fund, L.P.
     04-3258283
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        23,750
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     23,750
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     23,750
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .1%
14   TYPE OF REPORTING PERSON *
     PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                       Page 5 of 15 Pages



1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DDJ Galileo, LLC
     04-3304422
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Commonwealth of Massachusetts

NUMBER OF           7         SOLE VOTING POWER
SHARES                        660,425
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     660,425
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     660,425
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.4%
14   TYPE OF REPORTING PERSON *
     OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                       Page 6 of 15 Pages



1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Copernicus Fund, L.P.
     04-3193825
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        175,625
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     175,625
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     175,625
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .4%
14   TYPE OF REPORTING PERSON *
     PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                       Page 7 of 15 Pages



1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DDJ Copernicus, LLC
     04-3304417
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Commonwealth of Massachusetts

NUMBER OF           7         SOLE VOTING POWER
SHARES                        175,625
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     175,625
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     175,625
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .4%
14   TYPE OF REPORTING PERSON *
     OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                       Page 8 of 15 Pages




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     B III Capital Partners, L.P.
     04-3341099
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     WC
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        1,555,000
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     1,555,000
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,555,000
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.4%
14   TYPE OF REPORTING PERSON *
     PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                       Page 9 of 15 Pages




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DDJ Capital III, LLC
     04-3317544
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        1,555,000
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     1,555,000
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,555,000
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.4%
14   TYPE OF REPORTING PERSON *
     OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                      Page 10 of 15 Pages




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Kepler Overseas Corp.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     WC
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

NUMBER OF           7         SOLE VOTING POWER
SHARES                        69,350
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     69,350
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     69,350
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .2%
14   TYPE OF REPORTING PERSON *
     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No. 500485107                      Page 11 of 15 Pages

ITEM 1.   SECURITY AND ISSUER:

     This Amendment No. 1 to Schedule 13D ("Amendment No. 1") should be read in conduction with the Schedule 13D dated February 3, 1998 ("Schedule 13D") as filed with the Securities and Exchange Commission by DDJ Capital Management, LLC, a Massachusetts limited liability company, and certain affiliates. This Amendment No. 1 amends the Schedule 13D only with respect to those items below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto on the Schedule 13D or Amendment No. 1.

     This filing of this Amendment No. 1 is not, and should be deemed to be, an admission that the Schedule 13D or any Amendment thereto is required to be filed.

     This Amendment No. 1 relates to shares of the common stock , $.01 par value (the "Shares") of Koo Koo Roo Inc. (the "Company"). The principal executive offices of the Company are located at 11075 Santa Monica Blvd., 2nd Floor, Los Angeles, CA 90067.


ITEM 3.   SOURCES AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     The Funds which own or owned Shares purchased an aggregate of 2,460,400 Shares for cash in the amount of approximately $8,488,331.58 including brokerage commissions. All of the 175,625 Shares owned by The Copernicus Fund, L.P. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; all of 23,750 Shares owned by The Galileo Fund, L.P. were purchased for cash; all of the 636,675 Shares owned by DDJ Overseas Corp. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; all of the 69,350 Shares owned by Kepler Overseas Corp. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; and all of 1,555,000 Shares owned by B III Capital Partners, L.P. were purchased for cash.

     Shares purchased by the Funds since February 5, 1998 are set forth on the attached Schedule B.

                                  SCHEDULE 13D
CUSIP No. 500485107                      Page 12 of 15 Pages


ITEM 5.   INTEREST IN SECURITIES OF ISSUER:

     Paragraph (a) is deleted and amended to read as follows:

     (a) DDJ Overseas Corp. owns, and DDJ Galileo, LLC and DDJ beneficially own as majority shareholder and investment manager, respectively, of DDJ Overseas Corp. 636,675 Shares, or approximately 1.4% of the outstanding Shares of the Company. The Copernicus Fund, L.P. owns, and DDJ Copernicus, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of The Copernicus Fund, L.P. 175,625 Shares, or approximately .4% of the outstanding Shares of the Company. The Galileo Fund, L.P. owns, and DDJ Galileo, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of The Galileo Fund, L.P. 23,750 Shares, or approximately .1% of
the outstanding Shares of the Company.    Kepler Overseas Corp. owns, and DDJ,
as investment manager for Kepler Overseas Corp. beneficially owns 69,350 Shares
or approximately .2% of the Company.   B III Capital Partners, L.P. owns, and
DDJ Capital III, LLC and DDJ beneficially own, as general partner and investment manager, respectively of B III Capital Partners, L.P. 1,555,000 Shares or approximately 3.4% of the Company. Accordingly, DDJ, as investment manager to the Funds may be deemed to beneficially own 2,460,400 Shares, or approximately 5.3% of the outstanding Shares of the Company.

                                  SCHEDULE 13D
CUSIP No. 500485107                      Page 13 of 15 Pages



                                   Signature:
                                    ========

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DDJ CAPITAL MANAGEMENT, LLC


By:  /s/  Judy K. Mencher
     --------------------------------
     Judy K. Mencher
     Member

                                  SCHEDULE 13D
CUSIP No. 500485107                      Page 14 of 15 Pages



                                   SCHEDULE A
                                   ===========

     The name and present principal occupation or employment of each executive officer and member of DDJ Capital Management, LLC and each director of the DDJ Affiliates are set forth below. The business address of each person and the address of the corporation or organization in which such employment is conducted is 141 Linden Street, Suite 4, Wellesley, MA 02181, except that the principal address of DDJ Overseas Corporation, Kepler Overseas Corp., Mr. Austin and Mr. Hunter is set forth in Item 2 in the Schedule 13D. Mr. Harmetz, Mr. Breazzano and Ms. Mencher are U. S. citizens. Mr. Austin and Mr. Hunter are Cayman Islands citizens.


NAME             PRINCIPAL OCCUPATION OR EMPLOYMENT
=====            =======================================

Daniel G. Harmetz   Principal of DDJ Capital Management, LLC, DDJ Galileo, LLC
                    and DDJ Copernicus, LLC

David J. Breazzano  Principal of DDJ Capital Management, LLC, DDJ Galileo, LLC
                    and DDJ Copernicus, LLC

Judy K. Mencher     Principal of DDJ Capital Management, LLC, DDJ Galileo, LLC,
                    DDJ Copernicus, LLC, Vice President of DDJ Overseas
                    Corporation and Director of Kepler Overseas Corp.

Michael Austin      Director of DDJ Overseas Corporation, Director of Kepler
                    Overseas Corp.; Corporate Director

Dennis Hunter       Director of Kepler Overseas Corporation; Managing Director
                    of Queensgate Bank

                                  SCHEDULE 13D
CUSIP No. 500485107                      Page 15 of 15 Pages


                                   SCHEDULE B
                                   ===========

KOO KOO ROO INC.
=================

     Set forth below is an itemization of all purchases of Shares of Common Stock since February 5, 1998. The transactions were made for cash in open market transactions.

          TYPE:
          PURCHASE                       AGGREGATE
DATE      OR SALE        SHARES              PRICE



2/5/98    PURCHASE       40,000         $54,064.00
2/26/98   PURCHASE       20,000         $30,075.00
2/27/98   PURCHASE       60,000         $93,738.00
3/2/98    PURCHASE       50,000         $81,995.00
3/3/98    PURCHASE       70,000        $112,781.50
3/4/98    PURCHASE       50,000         $76,524.00
3/5/98    PURCHASE       55,000         $88,250.50
3/6/98    PURCHASE       50,000         $77,789.00
3/9/98    PURCHASE       45,000         $72,031.50
3/10/98   PURCHASE      100,000        $157,162.00
3/16/98   PURCHASE       20,000         $31,550.00
3/17/98   PURCHASE       25,000         $40,625.00
3/18/98   PURCHASE       10,000         $15,925.00